July 22, 2003
Businesswire
1185 Avenue of the Americas, 3rd Floor
New York, NY  10036

FROM: William A. Smith, Jr.   ACCOUNT:   Graham Corporation
      Smith Law Office, P.C.             20 Florence Avenue
      21 Callingham Road                 Batavia, NY  14020
      Pittsford, NY  14534               ATT:  Carole M. Anderson

Please distribute the following press release on your National wire.

Please send us by fax (585-343-1177) copies of Dow Jones, Reuters, and any other wire service reports of this release when you receive them.


QUOTE

FOR GRAHAM CORPORATION

Company Contact:  J. Ronald Hansen
Batavia, New York  14020 - Phone (585) 343-2216

PRESS RELEASE
FOR IMMEDIATE RELEASE:
July 22, 2003



                   GRAHAM CORPORATION ANNOUNCES RESULTS
            FOR FIRST QUARTER OF FISCAL YEAR ENDING MARCH 2004


    Batavia, N.Y. (July 22, 2003) -- Graham Corporation (GHM:ASE) announced today results for the first quarter (April - June 2003) of its current fiscal year. Compared to the first quarter of the previous fiscal year, sales were $8,435,000 versus $10,168,000; net loss was $658,000 versus a $456,000 loss for the same quarter of the previous year; and diluted loss per share was $.40 versus a loss of $.27 per share for the same quarter of the previous year. During the quarter the Company recorded a pre-tax gain of $522,000 resulting from curtailment of a benefit plan for post-retirement medical coverage.

     Orders for the first quarter were $11,233,000. By comparison, orders for the same quarter in the previous fiscal year were $8,140,000. Consolidated backlog on June 30, 2003 was at $28,002,000, compared to $25,069,000 at March 31, 2003 and $31,896,000 at June 30, 2002.

     Al Cadena, President and Chief Executive Officer of Graham Corporation commented, "In its first quarter of the new fiscal year the Company has begun to see the early stages of recovery in its foreign markets, in particular in the petrochemical and fertilizer processing segments." Mr. Cadena said that, "The Company is forecasting a profitable fiscal year with a modest increase in sales. First quarters historically have been the least robust for Graham. This year, in particular, results for the quarter were adversely affected by a large job of unusual complexity, involving changes that demanded a significantly greater proportion of time and resources than we would normally expect on a project of its type. However, the Company remains in a very favorable financial position and we believe that the cost savings implemented at the end of the last fiscal year will allow us to reap greater advantage from the emerging recovery in our foreign markets. We are putting in place a plan that contemplates growth in sales over the next five years measurably exceeding underlying economic growth in the markets we serve."

     Graham designs and builds vacuum and heat transfer equipment for process industries throughout the world. It is a worldwide leader in vacuum technology. The principal markets for Graham's equipment are the chemical, petrochemical, petroleum refining and electric power generating industries, including cogeneration and geothermal plants. Other markets served include metal refining, pulp and paper, shipbuilding, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning. Graham's ejectors, liquid ring and dry vacuum pumps, condensers, heat exchangers and other products, sold either as components or as complete systems, are used by its customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food (including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world.

     This  press  release  contains forward-looking statements  within  the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect,
actual   results  may  vary  in  material  aspects  from  those   currently
anticipated.

                           GRAHAM CORPORATION


           SUMMARY OF CONSOLIDATED SALES AND EARNINGS (UNAUDITED)

                                              Three Months Ended
                                           June 30,         June 30,
                                             2003             2002
                                           --------         --------
Net Sales                                $8,435,000        $10,168,000
Costs and Expenses                        9,884,000         10,859,000
Other Income                               (522,000)
                                         ----------        -----------
Loss Before Income Taxes                   (927,000)          (691,000)
Benefit for Income Taxes                   (269,000)          (235,000)
                                         ----------        -----------
Net Loss                                 $ (658,000)       $  (456,000)
                                         ==========        ===========

Per Share Data
  Net Loss  -  Basic                          ($.40)            ($0.27)
                                              =====             ======
               Diluted                        ($.40)            ($0.27)
                                              =====             ======

                       CONDENSED CONSOLIDATED BALANCE SHEET

                                               (UNAUDITED)
                                                 June 30,        March 31,
                                                   2003             2003
                                                 --------        ---------
ASSETS
  Cash and cash equivalents                   $   318,000      $   217,000
  Investments                                   4,467,000        6,446,000
  Accounts Receivable                           5,977,000        7,295,000
  Inventories                                   9,818,000       10,341,000
  Prepaid Expenses and Other Current Assets     3,074,000        2,472,000
                                              -----------      -----------
    Total Current Assets                       23,654,000       26,771,000
  Property, Plant & Equipment - Net             9,676,000        9,808,000
  Other Assets                                  1,498,000        1,701,000
                                              -----------      -----------
    Total                                     $34,828,000      $38,280,000
                                              ===========      ===========
LIABILITIES & SHAREHOLDERS' EQUITY
  Short Term Debt & Current Portion
   of Long-Term Debt                          $ 1,880,000        1,604,000
  Accounts Payable                              2,416,000        4,629,000
  Other Current Liabilities                     7,147,000        7,759,000
                                              -----------      -----------
    Total Current Liabilities                  11,443,000       13,992,000
  Long-Term Debt                                  127,000          127,000
  Deferred Liabilities                          5,019,000        5,368,000
  Shareholders' Equity                         18,239,000       18,793,000
                                              -----------      -----------
    Total                                     $34,828,000      $38,280,000
                                              ===========      ===========

UNQUOTE